EXHIBIT 99.1

                     ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES
                    COMPLETION OF PRIVATE PLACEMENT FINANCING

SAN DIEGO, CA; NOVEMBER 3, 2001 --- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that it has completed a previously announced private placement financing from which Alliance received proceeds of $15,100,150. The initial closing of the financing involved the issuance of 4,314,329 shares of Alliance common stock at $3.50 per share to a group of institutional and individual investors who also received warrants to purchase 4,334,329 shares of Alliance common stock, exercisable at $4.20 per share. The number of shares issued to the investors and the warrant exercise price were both subject to adjustment based on the volume weighted average price of Alliance's common stock during the 10 trading days ended November 29, 2001, which was $3.38 per share. Pursuant to the terms of the purchase agreement, Alliance has now issued an additional 153,174 shares of its common stock to the investors and reduced the warrant exercise price to $ 4.06 per share.

     In a related development, the Company has reduced its long-term debt by $9.5 million as a result of the conversion of a portion of Alliance's four-year, 5% Subordinated Convertible Debentures into approximately 2.8 million shares of Alliance common stock. The former Debenture holders have agreed to certain restrictions on the sale of the common shares issued from the conversion.

     As a result of these activities, Alliance now has approximately 17.2 million shares outstanding.

     The proceeds from the financing will be used to seek final US Food and Drug Administration (FDA) approval for Alliance's IMAVIST(TM) ultrasound contrast agent, to continue the clinical development of the Company's intravascular oxygen carrier, OXYGENT(TM), and for working capital.

Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. OXYGENT (perflubron emulsion) is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. IMAVIST is being developed jointly by Alliance and Schering AG, Germany. The FDA has reviewed a New Drug Application for IMAVIST and found it to be approvable upon satisfactory response to issues identified in the review process. Alliance recently submitted documentation to the FDA that it believes fully addresses these issues, and the Company is therefore expecting final approval and permission for marketing IMAVIST in the U.S. Additional information about the Company is available on Alliance's web site at WWW.ALLP.COM.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

                    For further information, please contact:
   Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275